Exhibit 10.1

FIRST AMENDMENT TO AN
AMENDED AND RESTATED EXIT CREDIT AGREEMENT

This FIRST AMENDMENT TO AN AMENDED AND RESTATED EXIT CREDIT AGREEMENT, dated as of May 9, 2008 (this “Amendment”), by and among FOOTSTAR, INC., (“Footstar”) and FOOTSTAR CORPORATION (“Footstar Corp.” and, together with Footstar, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for itself and the Lenders (in such capacity, the “Administrative Agent”), as swingline lender, as issuing bank and as collateral agent, modifies certain provisions of the Amended and Restated Exit Credit Agreement, dated as of February 7, 2006 (as amended and in effect from time to time, the “Credit Agreement”), by and among the Borrowers, the Lenders, the Administrative Agent  and GENERAL ELECTRIC CAPITAL CORPORATION, as syndication agent.  Terms not otherwise defined herein which are defined in the Credit Agreement shall have the same respective meanings herein as therein.

WHEREAS, the Borrowers have requested that the Administrative Agent and the Lenders extend the Maturity Date of the Credit Agreement to December 31, 2008 and reduce the Lenders’ Commitment; and

WHEREAS, the Administrative Agent and the Lenders have agreed to such extension and reduction as provided more fully herein below;

WHEREAS, the Borrowers have informed the Administrative Agent and the Lenders that they would like to declare and pay a dividend or distribution in favor of their equity holders and the Lenders have agreed to such declaration and payment provided that no further dividends or distributions shall be permitted as provided more fully herein below;

WHEREAS, the Borrowers have requested certain other amendments to the Credit Agreement and the Lenders agree to the same as more fully described below, subject to the conditions set forth below;

NOW THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.1.           Amendment to §1.1 of the Credit Agreement (Defined Terms).  §1.1 of the Credit Agreement is hereby amended by deleting the definition of “Appraisal Percentage” in its entirety and substituting in lieu thereof the following definition: “”Appraisal Percentage” shall mean (a) 50%, or (b) if an Inventory appraisal, conducted by an independent appraiser mutually acceptable to the Administrative Agent and Borrower, in form and substance similar to the most recent Inventory appraisal and satisfactory to the Administrative Agent, is conducted on or after May 7, 2008, then 85% after the date of such appraisal.”

1.2.           Amendment to §1.1 of the Credit Agreement (Defined Terms).  §1.1 of the Credit Agreement is hereby amended by deleting clause (ii) of the definition of “Borrowing Base” in its entirety and substituting in lieu thereof the following:  “(ii)  the Appraisal Percentage times the sum of the Appraised Value of Eligible Inventory (other than Eligible L/C Inventory) and the Appraised Value of Eligible In-Transit Inventory (and net of applicable Inventory Reserves); plus”

1.3.           Amendment to §1.1 of the Credit Agreement (Defined Terms).  §1.1 of the Credit Agreement is hereby amended by deleting the definition of “Inventory Advance Rate” in its entirety.

1.4.           Amendment to §1.1 of the Credit Agreement (Defined Terms).  §1.1 of the Credit Agreement is hereby amended by deleting the definition of “Maturity Date” in its entirety and substituting in lieu thereof the following definition: “”Maturity Date” means the earlier to occur of (a) the termination of the Kmart Agreement in accordance with Article 4.2 of the Kmart Agreement and (b) December 31, 2008.”

1.5.           Amendment to §1.1 of the Credit Agreement (Defined Terms).  §1.1 of the Credit Agreement is hereby amended by deleting the definition of “Required Lenders” in its entirety and substituting in lieu thereof the following definition: “”Required Lenders” means, at any time, Lenders having Commitments in excess of 50% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Credit Extensions aggregate (after settlement and repayment of all Swingline Loans by the Lenders and taking into account each Lender’s Commitment Percentage of the Letter of Credit Outstandings) in excess of 50% of all such Credit Extensions.”

1.6.           Amendment to §1.1 of the Credit Agreement (Defined Terms).  Pursuant to §2.15 of the Credit Agreement, each of the Borrowers, the Agent and each Lender hereby (a) agrees to the reduction of the Total Commitment from $100,000,000 to $50,000,000 (b) waives the requirement that the Borrowers provide prior written notice thereof as set forth in §2.15 of the Credit Agreement, (c) agrees to the pro-rata reduction of each Lender’s Commitment, and (d) confirms that all fees and amounts owing under §2.15 on the date hereof equal $29,105.01.  To give effect to the reduction of the Total Commitment,  §1.1 of the Credit Agreement is hereby amended by deleting the definition of “Total Commitment” in its entirety and substituting in lieu thereof the following definition: “”Total Commitment” means the sum of the Commitments of the Lenders to make Loans in an aggregate amount not to exceed $50,000,000.”

1.7.           Amendment to §2.6(a)(i) of the Credit Agreement (Letters of Credit).  §2.6(a)(i) of the Credit Agreement is hereby amended by (a) deleting the word “$40,000,000” and (b) replacing it with the word “$25,000,000”.

1.8.           Amendment to §6.1(e) of the Credit Agreement (Financial Statements and Other Information).  §6.1(e) of the Credit Agreement is hereby amended by (a) deleting each reference to the word “$40,000,000” and (b) replacing each such reference with the words “twenty percent (20%) of the Borrowing Base”.

1.9.           Amendment to §7.5 of the Credit Agreement (Asset Sales; Blocked Sales; Transfers).  §7.5 of the Credit Agreement is hereby amended by (i) adding the word “and” at the end of clause (g) in such section 7.5 and (ii) inserting the following new clause (h) following existing clause (g): “(h)  the sale or disposition of any assets of any Loan Party on the Maturity Date, provided that (i) all Obligations under the Loan Documents have been paid in full in cash and all Loan Documents and Commitments thereunder have been terminated before the Maturity Date or simultaneously with such sale or disposition on the Maturity Date and in a manner acceptable to the Administrative Agent, and (ii) all Letters of Credit have been terminated or fully cash collateralized in a manner acceptable to the issuer thereof.

1.10.           Amendment to §7.6 of the Credit Agreement (Restricted Payments).  §7.6 of the Credit Agreement is hereby amended by deleting clause (a)(iv) thereof in its entirety and substituting in lieu thereof the following:

“(iv) the Lead Borrower may declare and pay a dividend or distribution to its shareholders (1) consisting solely of the net proceeds of a sale of the Borrowers’ corporate office located at 933 MacArthur Boulevard, Mahwah, NJ, or (2) with the prior written consent of the Administrative Agent at any time and from time to time, in each case provided that (w) such dividend or distribution may not be paid using the proceeds of any Loan or other extension of credit under the Loan Documents, (x) no Default or Event of Default shall exist on the date that such dividend or distribution is paid or shall result after giving effect thereto, (y) the Lead Borrower is solvent both before and after giving effect to such dividend or distribution, and (z) the Lead Borrower delivers to the Agent an officer’s certificate which certifies the amount of net proceeds received from such sale, the amount of the dividend or distribution that will be paid under §7.6(a)(iv) and that such dividend or distribution is being paid in compliance with this §7.6(a)(iv) (including clauses (w) through (y) of this proviso);”

1.11.           Amendment to §7.12 of the Credit Agreement (Fixed Charge Coverage Ratio).  §7.12 of the Credit Agreement is hereby amended by (a) deleting the words “twenty percent (20%)” and (b) replacing them with the words “ten percent (10%)”.

1.12.           Amendment to §8.1(o) of the Credit Agreement (Events of Default).  §8.1(o) of the Credit Agreement is hereby amended by inserting the following proviso at the end of clause (o): “, provided that any vote by any Loan Party’s board of directors to adopt a plan of liquidation for the purposes of satisfying Section 331 of the Internal Revenue Code of 1986 (as amended) shall not constitute a Default or Event of Default hereunder so long as such plan contemplates the satisfaction in full of the Obligations (and appropriate reserves in connection therewith) prior to the dissolution of any Loan Party or the final liquidating distribution by any Loan Party to its equity holders (it being hereby agreed and understood that this provision shall in no way be construed as consenting to, authorizing or permitting any Loan Party to take any action not otherwise permitted under the Loan Documents in furtherance of such plan of liquidation);”

1.13.           Amendment to Schedule 1.1(a) of the Credit Agreement (Pricing Grid - Revolving Loans).   Schedule 1.1(a) of the Credit Agreement is hereby amended by deleting the pricing grid set forth thereon in its entirety and substituting in lieu thereof the following pricing grid:

Level	Average Excess Availability	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans
I	Greater than or equal to $25,000,000	1.75%	0.0%
II	Greater than or equal to $17,500,000 and less than $25,000,000	2.00%	0.25%
III	Greater than or equal to $10,000,000 and less than $17,500,000	2.25%	0.50%
IV	Less than $10,000,000	2.50%	0.50%

1.14.           Consent.  Notwithstanding any provision of the Credit Agreement or the Credit Agreement as amended by this Amendment to the contrary and in reliance on the representations and warranties contained herein, the Agent and each Lender hereby consent to the declaration and payment of a dividend or distribution by the Lead Borrower to its shareholders in an amount less than or equal to $1.00 per share of common stock of Footstar, Inc., provided that such dividend or distribution is paid within 60 days of the date hereof, and provided further that (1) such dividend or distribution may not be paid using the proceeds of any Loan or other extension of credit under the Loan Documents, (2) no Default or Event of Default shall exist on the date that such dividend or distribution is paid or shall result after giving effect thereto, (3) the Lead Borrower is solvent both before and after giving effect to such dividend or distribution and (4) the Lead Borrower delivers to the Agent an officer’s certificate which certifies that such dividend or distribution is being paid in compliance with this §1.14 (including clauses (1) through (3) of this proviso).

1.15.           Conditions to Effectiveness.  This Amendment shall be deemed to be effective upon the Administrative Agent's confirmation of receipt of the following:

a)	a counterpart signature page to this Amendment duly executed and delivered by each Loan Party and each Lender under the Credit Agreement;

b)	good standing certificates from each of the Borrowers and the other Loan Parties;

c)
certificates of the secretary or assistant secretary of each Loan Party certifying as to (i) the legal existence of each Loan Party, (ii) resolutions authorizing the amendments contemplated herein, and (ii) confirmation that there have been no changes to the charter or bylaws of such Loan Party since February 7, 2006 and such charters and bylaws remain in full force and effect, or an Exhibit to such certificate evidencing any such changes;

d)
payment of fees and amounts owing (i) pursuant to §2.15 of the Credit Agreement in the aggregate amount of $29,105.01, and  (ii) any other fees and expenses payable on or before the effective date hereof;

e)
a favorable written opinion (addressed to the Agent and each Lender and dated the date hereof) of Day Pitney LLP, with respect to (i) the enforceability of this Amendment, the Credit Agreement as amended hereby, and confirming that the security interests granted by the Loan Parties in favor of the Collateral Agent and the Lenders under the Loan Documents is continuing after giving effect to this Amendment, and (ii) with respect to each Loan Party, corporate status, authority, due authorization and no conflicts as well as due execution and delivery of this Amendment; and

f)
a favorable written opinion (addressed to the Agent and each Lender and dated the date hereof) of Maureen Richards, Corporate Counsel of Footstar, Inc., with respect to Meldisco K-M Cranston, R.I., Inc.’s corporate authority, due authorization and lack of conflicts.

1.16.           Conditions Subsequent.  The agreement by the Administrative Agent and Lender evidenced hereby is expressly conditioned upon receipt by the Administrative Agent of a favorable written opinion (addressed to the Agent and the Lender and dated the date hereof and in form and substance satisfactory to the Administrative Agent) of Texas counsel (choice of such counsel to be reasonably acceptable to the Administrative Agent) with respect to Footstar Corporation’s corporate authority, due authorization and lack of conflicts, by May 16, 2008.  Failure to comply with this condition subsequent shall render the Administrative Agent’s and Lender’s agreement hereto ineffective and shall render this Amendment null and void.

1.17.           Borrower Representations and Warranties.  Each of the Borrowers hereby represents and warrants to the Administrative Agent and the Lenders as follows:

   (a)                      Representations and Warranties in the Credit Agreement.  The representations and warranties of each of the Borrowers contained in the Credit Agreement were true and correct in all material respects as of the date when made and are true and correct in all material respects on and as of the date hereof, except to the extent of changes resulting from transactions or events contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not reasonably expected to have a Material Adverse Effect, or to the extent that such representations and warranties relate expressly to an earlier date.

   (b)                      Ratification, Etc.  Except as expressly amended, modified or waived hereby, the Credit Agreement and the other Loan Documents, and all documents, instruments and agreements related thereto, are hereby ratified and confirmed in all respects and shall continue in full force and effect.  The Credit Agreement shall, together with this Amendment, be read and construed as a single agreement.  All references to the Credit Agreement in the Credit Agreement, the Loan Documents or any related agreement or instrument shall hereafter refer to the Credit Agreement subject to this Amendment.

   (c)                      Authority, Etc.  The execution and delivery by each of the Borrowers of this Amendment and the performance by such Person of all of its agreements and obligations under the Credit Agreement subject to this Amendment are within the corporate, limited partnership or limited liability company authority, as applicable, of such Person and have been duly authorized by all necessary entity proceedings on the part of such Person.

   (d)                      Enforceability of Obligations.  This Amendment and the Credit Agreement subject hereto constitute the legal, valid and binding obligations of each of the Borrowers enforceable against such Person in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of, creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefore may be brought.

   (e)                      Solvency.  The Lead Borrower is solvent on the date hereof and will be solvent both before and after giving effect to the distribution contemplated by §1.14 (Consent) hereof.

   (f)                      No Default.  No Default or Event of Default has occurred and is continuing as of the date hereof or will occur after giving effect to the provisions hereof.

1.18.           No Other Consents or Amendments.  Each Loan Party hereby agrees that, except as expressly provided in this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents, expressly including but not limited to the Facility Guaranty or any other Guaranty securing any obligations arising under the Loan Documents, remain in full force and effect.  Nothing contained in this Amendment shall (a) be construed to imply a willingness on the part of the Administrative Agent or the Lenders to grant any similar or other future amendment, waiver or consent of any of the terms and conditions of the Credit Agreement or the other Loan Documents, (b) establish a custom or a course of dealing or conduct among the Administrative Agent, any Lender or any Borrower, or (c) in any way prejudice, impair or effect any rights or remedies of the Administrative Agent or the Lenders under the Credit Agreement or the other Loan Documents.  The Facility Guarantors hereby affirm their agreement to secure the Obligations (as defined in the Facility Guaranty) pursuant to the Facility Guaranty, after giving effect to this Amendment.

1.19.           Authorization to Take Further Action.  Each Lender hereby agrees that the Administrative Agent and the Collateral Agent are hereby authorized to take such further action and shall execute and deliver such additional documents and instruments as the Administrative Agent may reasonably determine in its sole discretion are necessary or appropriate to effectuate the terms of this Amendment.  Each Lender also agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments as the Administrative Agent may reasonably request to effectuate the same.

1.20.           Execution in Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but which together shall constitute one instrument.  In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

1.21.           Expenses.  Pursuant to §10.3 of the Credit Agreement, all reasonable out of pocket costs and expenses incurred by the Administrative Agent in connection with this Amendment, including the reasonable fees, charges and disbursements of legal counsel for the Administrative Agent in producing, reproducing and negotiating this Amendment, will be for the account of the Borrowers whether or not the transactions contemplated by this Amendment are consummated.

1.22.           Miscellaneous. THIS AMENDMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW).    The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as a document under seal as of the date first above written.

FOOTSTAR, INC., as Lead Borrower and as Borrower

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Treasurer

FOOTSTAR CORPORATION, as Borrower

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Treasurer

IN WITNESS WHEREOF, the Facility Guarantors have hereby acknowledged this document under seal as of the date first written above for the purposes set forth in the last sentence of §1.18 hereof.

FOOTSTAR HQ, LLC, as Facility Guarantor By: Footstar Corporation, the sole member

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Treasurer

MELDISCO K-M CRANSTON, R.I., INC. as Facility Guarantor

By:	/s/ Vincent Zanna
Name: Vincent Zanna
Title: Treasurer

BANK OF AMERICA, N.A., as Administrative Agent, as Swingline Lender and as Issuing Bank

By:	/s/ Keith Vercauteren
Name: Keith Vercauteren
Title: Managing Director

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Keith Vercauteren
Name: Keith Vercauteren
Title: Managing Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Keith Vercauteren
Name: Keith Vercauteren
Title: Managing Director